EXHIBIT 99.1

November 12, 2014

Dear Sir,

With this e-mail, I formally resign from the board membership of Angstron Holding Co. (AHC).

Thank you for giving me this opportunity to work with you and other members.

/s/ Bor Z Jang

Bor Z Jang